Exhibit 99.A

News For Immediate Release
El Paso Corporation to Pursue Separation into Two Publicly Traded Companies
•	Premier pipeline company in North America

•	Top-tier independent E&P company
HOUSTON, TEXAS, May 24, 2011—El Paso Corporation (NYSE:EP) announced today that its Board of Directors has granted initial approval of a plan to separate the company into two publicly traded businesses by year end 2011.
Following the completion of the proposed spinoff, El Paso Corporation will be comprised of El Paso’s Pipeline Group, its Midstream Group, and its general and limited partner interests in El Paso Pipeline Partners, L.P. (NYSE:EPB). It will be the premier pipeline company in North America, uniquely integrated in the major U.S. supply and market regions. With a planned 2012 annual dividend of $0.60 per share and a targeted low double-digit dividend growth rate, it is positioned to be a very attractive corporate yield investment. As a separate publicly traded company, El Paso’s exploration & production business is well positioned to compete with the industry’s leading independent producers. It has more than 10 years of low-risk, repeatable drilling inventory to fuel its future growth. Current positions in the Eagle Ford and Wolfcamp shales and the Altamont field are expected to provide a profitable and rapidly growing oil production profile.
“We believe that the creation of these two stand-alone public companies will result in significant and sustainable value creation,” said Doug Foshee, chairman, president, and chief executive officer of El Paso Corporation. “With the completion of what was an $8 billion pipeline backlog, the elevation of our E&P business to one of the top independent producers, outstanding leadership and employees in each of our businesses, and the accelerated improvement of our balance sheet, we are ready to take this important step.”
El Paso plans to complete a separation by year end with a tax-free spinoff of its E&P company. The planned separation is subject to market, regulatory, tax, final approval by the company’s Board of Directors and other customary conditions.

Benefits
El Paso believes that there are material benefits to the stand-alone companies from a separation:
•	Greater management focus on distinct business strategies

•	Credit enhancing to El Paso Corporation

•	Greater flexibility to grow businesses supported by separate equity currencies

•	Independent capital structures and credit profiles, which provide a lower cost of capital

•	Improved capital markets access

•	Increased flexibility and efficiency in capital allocation
Ongoing Management of El Paso Corporation
The seasoned management of El Paso Corporation is in place. Doug Foshee will remain chairman & chief executive officer of the company.
Management of Exploration & Production Company
Brent Smolik will be named as chief executive officer and Dane Whitehead will become the chief financial officer. Doug Foshee will become the non-executive chairman.
Transaction Approvals
The spinoff of the E&P company will be structured as a pro rata distribution of the shares of the exploration and production company to the El Paso shareholders of record. The transaction will not require shareholder approval. El Paso plans to seek a tax ruling from the Internal Revenue Service regarding the tax-free nature of the spinoff for both the company and its shareholders.

Financial & Legal Advisors
Goldman, Sachs & Co. is serving as the financial advisor to El Paso, and Wachtell, Lipton, Rosen & Katz is serving as El Paso’s legal advisor.
El Paso Corporation provides natural gas and related energy products in a safe, efficient, and dependable manner. The company owns North America’s largest interstate natural gas pipeline system, one of North America’s largest independent oil and natural gas producers and an emerging midstream business. For more information, visit www.elpaso.com.
Cautionary Statement Regarding Forward-Looking Statements
This release includes certain forward-looking statements and projections. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, forward-looking statements involve a number of risks and uncertainties. A variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, those risks and other factors described in the company’s (and its affiliates) Securities and Exchange Commission filings. In addition, there are a variety of risks and other factors associated with the proposed transaction that could negatively impact our ability to implement the transaction and/or its projected results, including, without limitation, (a) risks typically inherent in spin-off and related transactions of this type, (b) our ability to pay the planned initial dividend and to increase the dividend thereafter for our pipeline and midstream businesses, (c) our ability to execute our strategy of selling assets to El Paso Pipeline Partners, L.P. to reduce our debt, (d) risks associated with the level of debt to be incurred by the E&P business, (e) the availability of the capital markets for raising capital at El Paso Pipelines Partners, L.P. and additional debt at our E&P business, (f) the ability of the businesses to successfully operate independently, (g) our ability to obtain all necessary regulatory approvals to implement the separation of the companies, including confirmation of the tax-free nature of the transaction (h) the receipt of final approval of our board of directors of the separation and related transactions, (i) disruptions experienced with customers, suppliers and employees and (j) our ability to retain anticipated management teams and key employees of the separated companies. As a result, there is a risk that the proposed separation may not be completed as contemplated, including the risk that there may be material changes in timing and/or terms of the transaction or that the transaction may not be completed at all. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.
Contacts
Investor and Media Relations
Bruce Connery, Vice President
(713) 420-5855
Media Relations
Bill Baerg, Manager
(713) 420-2906